                                                                      EXHIBIT 11

                                                 (In 000's, except per share amounts)

                                                             13 WEEKS ENDED
                                                          MAR. 30,     APR. 1,
                                                            1996         1995
                                                           -------      -------

Net income (loss)                                          $(9,477)     $ 4,903
Preferred stock dividends                                      (59)         (45)
                                                           -------      -------
Net income (loss) applicable to Common
Shareholders                                                (9,536)      (4,948)
Average shares of common stock
outstanding during the period                               93,494       92,790
Incremental shares from assumed
exercise of stock options (primary)                              0          677

Total shares used to calculate PEPS*                        93,494       92,790

Primary earnings per share                                 $ (0.10)     $ (0.05)

Average shares of common stock
outstanding during the period                               93,494       92,790
Incremental shares from assumed
exercise of stock options (fully diluted)                        0          677

Total shares used to calculate FDEPS*                       93,494       92,790

Fully diluted earnings per share                           $ (0.10)     $ (0.05)

Average shares of common stock
outstanding during the period                               93,494       92,790

Basic earnings per share                                   $ (0.10)     $ (0.05)

- -------------------------
* Per APB 15, when a net loss is reported, exercise or conversion is not to be assumed.


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